MERITAGE CORP. RESPONDS TO TENDER OFFER BY SUMMIT VENTURE PARTNERS


     SCOTTSDALE, Ariz. and DALLAS -- (BUSINESS WIRE) -- Dec. 18, 1998-- Meritage Corp., formerly Monterey Homes Corp. (NYSE:MTH) Friday reported that it has become aware of an unsolicited tender offer by Summit Venture Partners to purchase up to two (2) percent of the outstanding shares of Meritage common stock.

     Meritage understands that on Nov. 30, 1998, Summit Venture Partners purportedly commenced a tender offer for Meritage shares at a price of $10.00 per share, less any distributions paid on or after Sept. 30, 1998, which according to Summit Venture Partners may not represent fair market value of the shares.

     The closing price of Meritage common stock on the New York Stock Exchange on Nov. 30, 1998, the date the offer was commenced, was $14.50 or approximately 45% above the Summit Venture Partner offer price. The closing price of Meritage common stock on Dec. 17, 1998 was $13.00. Meritage strongly recommends that its shareholders reject the tender offer by Summit Venture Partners because the offer price is inadequate.

     Summit Venture Partners is in no way affiliated with Meritage and did not contact Meritage prior to the commencement of the offer. Meritage learned of the offer only when investors and brokers called to inquire about it. Meritage does not have any other information regarding the tender offer by Summit Venture Partners.

     Meritage Corp. designs, builds and sells distinctive single family semi-custom luxury and move-up homes in the Phoenix and Tucson, Arizona areas, move-up and entry level homes in the in the Dallas/Fort Worth, Austin and Houston, Texas areas, and first and second time move-up homes in the San Francisco area.

          CONTACT:  Meritage Corp., Arizona
                    Larry Seay, 602/998-8700
                              or
                    Meritage Corp., Texas
                    Jane Hays, 972/612-8085
                              or
                    Broadgate Consultants, New York
                    Joseph Kist, 212/232-2222